Exhibit 99.1

Media Contact:	NightHawk Contact:
Laura Mulhern	Andrea Clegg
(813) 775-6209	(208) 292-2818
laura.mulhern@hillandknowlton.com	aclegg@nighthawkrad.net

FOR IMMEDIATE RELEASE

VIRTUAL RADIOLOGIC AND NIGHTHAWK RADIOLOGY ANNOUNCE TERMINATION OF HART-SCOTT-RODINO WAITING PERIOD FOR PREVIOUSLY ANNOUNCED PROPOSED MERGER

EDEN PRAIRIE, Minn. and Scottsdale, Az, November 9, 2010—Virtual Radiologic (vRad) and NightHawk Radiology (NASDAQ: NHWK) (NightHawk), announced today that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, for vRad’s previously announced proposed merger with NightHawk, has terminated.

vRad, a national radiology practice and leader in the development of radiologist workflow technology, announced on September 27th that it would acquire all of the outstanding shares of NightHawk Radiology Holdings, Inc., a leading provider of radiology solutions, for $6.50 per share in cash. The offer price represented a premium of 100% over NightHawk’s closing stock price of $3.25 per share on September 24, 2010, the last trading day prior to the announcement. The transaction is valued at approximately $170 million.

“With this step, we are closer to bringing together vRad and NightHawk’s combined capabilities to deliver expanded access to subspecialty expertise to our clients, helping improve the quality of patient care across the United States,” said vRad President and Chief Executive Officer Rob Kill. “We look forward to working with NightHawk’s team members and affiliated radiologists to deliver the highest quality radiology service in the country.”

“The merger of NightHawk and vRad will position the combined organization to better serve our clients’ rapidly expanding needs, and enhance our ability to partner with local radiologists in delivering outstanding patient care” said NightHawk President and CEO Dave Engert, who will remain as an advisor following the close of the transaction.

The termination of the HSR waiting period is a requisite step toward closing, which remains subject to approval by NightHawk’s stockholders and other customary conditions. The transaction is now expected to be completed late in the fourth quarter of 2010 or early in the first quarter of 2011.

Additional Information and Where to Find It

In connection with proposed transaction, NightHawk has filed with the Securities and Exchange Commission (SEC) a preliminary proxy statement and will file and mail a definitive proxy statement and may file other relevant documents regarding the proposed transaction to NightHawk’s stockholders. NIGHTHAWK’S STOCKHOLDERS ARE URGED TO READ NIGHTHAWK’S PRELIMINARY PROXY STATEMENT AND, WHEN AVAILABLE, DEFINITIVE PROXY STATEMENT IN CONNECTION WITH NIGHTHAWK’S SOLICITATION OF PROXIES FOR THE SPECIAL MEETING TO BE HELD TO APPROVE THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NIGHTHAWK AND THE PROPOSED TRANSACTION. NightHawk’s stockholders may obtain a free copy of these documents, as well as other filings containing information about NightHawk, at the SEC’s website www.sec.gov. NightHawk’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and any other relevant documents (when available) by directing a request to: 4900 N. Scottsdale Road, 6th

Floor, Scottsdale, Arizona 85251, Attention: Investor Relations, or by telephone at (866) 400-4295 or through NightHawk’s website at www.nighthawkrad.net.

NightHawk and its directors and executive officers may be deemed to be participants in the solicitation of proxies from NightHawk’s stockholders in respect of the proposed transaction. Information about the directors and executive officers of NightHawk and their respective interests in NightHawk by security holdings or otherwise is set forth in its preliminary proxy statement filed in connection with the proposed transaction, which was filed with the SEC on October 7, 2010. Investors may obtain additional information regarding the interests of the participants by reading the proxy statement and other relevant documents regarding the proposed transaction when they become available.

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the estimated timing of the completion of the merger and are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including general economic conditions, competitive conditions in the radiology industry, and regulatory risks. Such risks also include failure to satisfy the conditions of the proposed transaction, including failure to obtain the required approvals of NightHawk’s stockholders; the costs and expenses associated with the proposed transaction; contractual restrictions on the conduct of NightHawk’s business included in the merger agreement; the potential loss of key personnel, disruption of NightHawk’s business or any impact on NightHawk’s relationships with third parties as a result of the proposed transaction; any delay in consummating the proposed merger or the failure to consummate the transaction; and the outcome of, or expenses associated with, any litigation which may arise in connection with the proposed transaction. Other factors that could cause NightHawk’s operating and financial results to differ are described in the company’s periodic reports filed with the SEC. Other risks may be detailed from time to time in reports to be filed with the SEC. NightHawk does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof, except as required by law.

About Virtual Radiologic

Virtual Radiologic Corporation (vRad) is a privately owned national radiology practice working in partnership with local radiologists and hospitals to optimize radiology’s pivotal role in patient care. vRad’s more than 140 radiologists serve 1,200+ facilities, reading 3 million studies annually. Delivering access to extensive subspecialty coverage, vRad contributes to improved quality of patient care. And with its next-generation technology, vRad enhances productivity, helping to lower the overall cost of care while expediting time to diagnosis and treatment. For more information, visit www.vrad.com.

About NightHawk

NightHawk Radiology (NASDAQ:NHWK) is leading the transformation of the practice of radiology by providing high-quality, cost-effective solutions in the U.S. NightHawk provides the most complete suite of solutions, designed to increase efficiencies and improve the quality of patient care and the lives of radiologists. NightHawk’s team of U.S. board-certified, state-licensed and hospital-privileged physicians are located in the United States, Australia and Switzerland. They provide services 24 hours a day,

7 days a week, to nearly 1,500 sites. For more information, visit www.nighthawkrad.net.

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